UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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500 Oracle Parkway
Redwood City, California 94065

August 20, 2008
To our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Friday, October 10, 2008 at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of 2008 Annual Meeting of Stockholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for fiscal year 2008. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.

This year, we will be using the new “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this new process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about August 25, 2008, we will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to stockholders who had previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting, we invite you to watch the proceedings via webcast by going to www.oracle.com/investor.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence J. Ellison
Chief Executive Officer

500 Oracle Parkway
Redwood City, California 94065

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Pacific Time, on Friday, October 10, 2008.
PLACE	Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065
LIVE WEBCAST	Available on our web site at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Friday, October 10, 2008.
ITEMS OF BUSINESS	(1) To elect a Board of Directors to serve for the next year.
(2) To approve the adoption of the Fiscal Year 2009 Executive Bonus Plan.
(3) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009.
(4) To consider and to act on a stockholder proposal, if properly presented at the Annual Meeting.
(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
RECORD DATE	In order to vote, you must have been a stockholder at the close of business on August 12, 2008.
PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet or by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

Dorian Daley
Senior Vice President, General Counsel & Secretary
August 20, 2008

ORACLE CORPORATION

2008 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT

August 20, 2008

We are providing these proxy materials in connection with Oracle Corporation’s 2008 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction card and our 2008 Annual Report on Form 10-K were first made available to stockholders on or about August 25, 2008. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Oracle is soliciting your vote at the 2008 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on:

•	election of directors;

•	approval of the Fiscal Year 2009 Executive Bonus Plan;

•	ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009;

•	a stockholder proposal, if properly presented at the Annual Meeting; and

•	any other business that may properly come before the meeting.

What are the Board of Directors’ recommendations?

The Board recommends a vote:

•	for the election of directors;

•	for the approval of the adoption of the Fiscal Year 2009 Executive Bonus Plan;

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009;

•	against the stockholder proposal; and

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set August 12, 2008, as the record date for the Annual Meeting (the “record date”). All stockholders who owned Oracle common stock at the close of business on August 12, 2008, may attend and vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission (the “SEC”) recently approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our 2008 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice of Internet Availability of Proxy Materials by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. See www.oracle.com/investor to request complete electronic delivery.

How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 5,162,009,710 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

Directors are elected by a plurality of the votes cast. This means that the thirteen individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected. We also have a majority voting policy for directors in our Corporate Governance Guidelines. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election and no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote. The Nomination and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHELD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors. Full details of our majority voting policy are set forth in our Corporate Governance Guidelines available on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The approval of the Fiscal Year 2009 Bonus Plan, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and the stockholder proposal each requires the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter in order to be approved. If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

What if I don’t give specific voting instructions?

Stockholders of Record.  If you are a stockholder of record and you:

•	indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	return a signed proxy card but do not indicate how you wish to vote,

then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

Beneficial Owners.  If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters such as the stockholder proposal and our executive bonus plan. If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires approval of a majority of the outstanding shares (there are no such proposals in this proxy statement this year), a broker non-vote has the same effect as a vote against the proposal.

Can I change my vote after I voted?

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring one guest to the Annual Meeting if there is space available.

What do I need to attend the Annual Meeting and when should I arrive?

The Annual Meeting will be held at 350 Oracle Parkway, Redwood City, California. Admission to the Annual Meeting will begin at 9:00 a.m. Seating will be limited. We recommend you arrive early to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m.

In order to be admitted to the Annual Meeting, a stockholder must present proof of ownership of Oracle stock on the record date. This can be the Notice, a brokerage statement or letter from a bank or broker indicating ownership on August 12, 2008, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders must also present a form of photo identification such as a driver’s license.

When you arrive, signs will direct you to the appropriate meeting rooms. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the meeting may be required to pass through a metal detector. We will be unable to admit anyone who does not comply with these security procedures. Cameras and other recording devices will not be permitted in the meeting rooms.

Can I watch the Annual Meeting on the Internet?

Yes, our Annual Meeting also will be webcast on October 10, 2008. You are invited to visit www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website following the Annual Meeting through October 17, 2008.

Who pays for the proxy solicitation and how will Oracle solicit votes?

We will bear the expense of printing, mailing and distributing these proxy materials and soliciting votes, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of $7,500 plus customary costs and expenses. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, electronic communications or otherwise. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Corporate Secretary to make arrangements.

How do I find out the voting results?

We have engaged IVS Associates, Inc. to serve as the independent inspector of elections for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending November 30, 2008, which we will file with the SEC. We will also post the results of the voting on our website at www.oracle.com/corporate/investor_relations/proxyresults. After the Form 10-Q is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling 650-506-4073, by writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, Computershare Trust Company, N.A., by calling 1-877-282-1168 or writing to Computershare Trust Company, N.A., c/o Computershare Investor Services, Inc., P.O. Box 43078, Providence, Rhode Island 02940-3078, or visit their website at www.computershare.com/equiserve to get more information about these matters.

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 8:59 p.m., Pacific Time, on October 9, 2008.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Oracle Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

BOARD OF DIRECTORS

Incumbent Directors

Information concerning our incumbent directors, as of August 12, 2008, all of whom have been nominated for election at the Annual Meeting, is set forth below. Unless otherwise indicated, each position with Oracle described in each director’s biography below refers to Board or committee membership and/or employment currently with Oracle and, prior to January 31, 2006, with Oracle Systems Corporation, formerly known as Oracle Corporation and currently a wholly owned subsidiary of Oracle.

Jeffrey O. Henley, 63, has served as the Chairman of the Board since January 2004 and as a Director since June 1995. He served as an Executive Vice President and Chief Financial Officer from March 1991 to July 2004. Mr. Henley was a member of the Executive Committee from July 1995 to July 2008, when the Committee was eliminated. He also serves as a director of CallWave, Inc.

Lawrence J. Ellison, 63, has been Chief Executive Officer and a Director since he founded Oracle in June 1977. He served as Chairman of the Board from May 1995 to January 2004 and was a member of the Executive Committee from December 1985 to July 2008, when the Committee was eliminated.

Donald L. Lucas, 78, has served as a Director since March 1980. He has been a member of the Finance and Audit Committee (the “F&A Committee”) since December 1982, Chairman of the F&A Committee since 1987 and a member of the Committee on Independence Issues (the “Independence Committee”) since October 1999. He was a member and Chairman of the Executive Committee from December 1985 to July 2008, when the Committee was eliminated. He has been a self-employed venture capitalist since 1967. He also serves as a director of Cadence Design Systems Inc., DexCom, Inc., Vimicro International Corporation, 51job, Inc., and Spansion Inc.

Michael J. Boskin, 62, has served as a Director since April 1994. He has been a member of the F&A Committee since July 1994 and Vice Chair of the F&A Committee since August 2005. He has been a member of the Nomination & Governance Committee (“Governance Committee”) since July 1994. He is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also serves as a director of ExxonMobil Corporation.

Jack F. Kemp, 73, has served as a Director since December 1996 and previously served as a Director of Oracle from February 1995 until September 1996. He is the chairman of Kemp Partners, a strategic consulting firm he founded in July 2002. From July 2004 to February 2005, Mr. Kemp was a Co-Chairman of FreedomWorks Empower America, a non-profit grassroots advocacy organization. From January 1993 until July 2004, Mr. Kemp was Co-Director of Empower America, which merged with Citizens for a Sound Economy to form FreedomWorks Empower America. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Hawk Corporation, Six Flags, Inc. and Sports Properties Acquisition Corp.

Jeffrey S. Berg, 61, has served as a Director since February 1997. He has been a member of the Compensation Committee since October 2001 and Chairman of the Compensation Committee since June 2006. He has been a member of the Governance Committee since October 2001. He has been an agent in the entertainment industry for over 35 years and the Chairman and Chief Executive Officer of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

Safra A. Catz, 46, has been Chief Financial Officer since November 2005 and a President since January 2004. She has served as a Director since October 2001. She was Interim Chief Financial Officer from April 2005 until

July 2005. She served as an Executive Vice President from November 1999 to January 2004 and Senior Vice President from April 1999 to October 1999. Ms. Catz also serves as a director of HSBC Holdings plc.

Hector Garcia-Molina, 54, has served as a Director since October 2001. Mr. Garcia-Molina has been a member of the Compensation Committee and the Independence Committee since August 2005. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

H. Raymond Bingham, 62, has served as a Director and a member of the F&A Committee since November 2002. Mr. Bingham has been a member and Chairman of the Independence Committee since July 2003 and a member and Chairman of the Governance Committee since August 2005. He has been a Managing Director of General Atlantic LLC, a leading global private equity firm, since November 2006. From August 2005 to October 2006, Mr. Bingham was a self-employed private investor. He was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves as a director of Flextronics International Ltd. and STMicroelectronics N.V.

Charles E. Phillips, Jr., 49, has been a President and has served as a Director since January 2004. He served as Executive Vice President, Strategy, Partnerships, and Business Development, from May 2003 to January 2004. Mr. Phillips also serves as a director of Viacom Inc. and Morgan Stanley.

Naomi O. Seligman, 70, has served as a Director since November 2005. Ms. Seligman has been a member of the Compensation Committee since June 2006. She has been a senior partner at Ostriker von Simson, Inc., a technology research firm which chairs the CIO Strategy Exchange, a forum which brings together vital quadrants of the IT sector, since June 1999. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. Ms. Seligman also serves as a director of The Dun & Bradstreet Corporation and Akamai Technologies, Inc.

George H. Conrades, 69, has served as a Director since January 2008. Mr. Conrades has been a member of the Governance Committee since July 2008. He has served as Executive Chairman of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, since May 2005. He served as Chairman and CEO of Akamai from April 1999 to May 2005. Mr. Conrades also serves as a director of Harley-Davidson, Inc. and Cardinal Health, Inc.

Bruce R. Chizen, 52, has served as a director since July 2008. He has served as a strategic advisor to Adobe Systems Incorporated, a provider of design, imaging and publishing software for print, Internet and dynamic media production, since November 2007. From December 2000 to November 2007, Mr. Chizen served as Chief Executive Officer of Adobe and as its President from April 2000 to January 2005. He also served as Adobe’s acting Chief Financial Officer from November 2006 to February 2007. From August 1998 to April 2000 he was Adobe’s Executive Vice President, Products and Marketing. Mr. Chizen joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division, and served as Senior Vice President and General Manager, Graphics Products Division from December 1997 to August 1998. He served as a director of Adobe from December 2000 to April 2008. Mr. Chizen also serves as a director of Synopsys, Inc.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Chief Executive Officer, Presidents (including our Chief Financial Officer), Corporate Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

The Board met seven times during fiscal 2008: four were regularly scheduled meetings and three were special meetings. Each director attended at least 75% of all Board and applicable Committee meetings (held during the period that such director served) in fiscal 2008.

Committees, Membership and Meetings

The current standing committees of the Board are the Finance and Audit Committee, the Nomination & Governance Committee, the Compensation Committee and the Committee on Independence Issues. In fiscal 2008 and for many prior fiscal years, we also had an Executive Committee. However, in July 2008, the Board of Directors reviewed the recent activities of the Executive Committee, determined that the Executive Committee was no longer needed and eliminated the Executive Committee. The table below provides fiscal 2008 membership and meeting information for each such Board committee and for the Executive Committee. The current membership of each Board committee is the same as fiscal 2008, except that Mr. Conrades was added to the Nomination & Governance Committee in July 2008.

Fiscal 2008 Committee Memberships

Name	Executive	F&A	Governance	Compensation	Independence

Jeffrey O. Henley	M
Jeffrey Berg			M	C
H. Raymond Bingham		M	C		C
Michael J. Boskin		VC	M
Safra A. Catz
George H. Conrades
Lawrence J. Ellison	M
Hector Garcia-Molina				M	M
Jack F. Kemp
Donald L. Lucas	C	C			M
Charles E. Phillips, Jr.
Naomi O. Seligman				M
2008 Meetings	0	17	4	10	10
M Member
C Chair
VC Vice Chair

The Finance and Audit Committee

The primary functions of the F&A Committee are to provide advice with respect to financial matters, to oversee our accounting and financial reporting processes and the audits of our financial statements, to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance and to evaluate merger and acquisition transactions and investment transactions proposed by our management. In particular, the F&A Committee is responsible for overseeing the engagement, independence and services of our independent auditors. The F&A Committee’s primary responsibilities and duties are to:

•	act as an independent and objective party to monitor our financial reporting process and internal control system;

•	review and appraise the audit efforts of our independent auditors;

•	oversee our internal audit department;

•	evaluate our quarterly financial performance at Earnings Review meetings;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	oversee our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•	provide an open avenue of communication between the Board of Directors and the independent auditors, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and the internal audit department; and

•	review and, if within its delegated range of authority, approve merger and acquisition and investment transactions proposed by our management.

The F&A Committee held executive sessions with our independent auditors on four (4) occasions in fiscal 2008. The F&A Committee operates under a written charter adopted by our Board of Directors. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices. The F&A Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor and is attached to this proxy statement as Appendix A.

The Independence Committee has determined that each member of the F&A Committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of the NASDAQ Stock Market LLC (“NASDAQ”) for members of audit committees. In addition, the Board has determined that each of Donald L. Lucas and H. Raymond Bingham qualifies as an “audit committee financial expert” as defined by the SEC rules.

The Nomination & Governance Committee

The Governance Committee has responsibility for monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors) and overseeing our Corporate Governance Guidelines. The Governance Committee also considers and recommends qualified candidates for election as directors of Oracle. The Governance Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The Compensation Committee

The functions of the Compensation Committee are to:

•	review and set all compensation arrangements, including, as applicable, salaries, bonuses and stock options, of our Chief Executive Officer, directors and other executive officers;

•	lead the Board in its evaluation of the performance of the Chief Executive Officer;

•	review and discuss the Compensation Discussion and Analysis section (“CD&A”) of our proxy statement with management and determine if the CD&A should be included in our proxy statement;

•	produce the Compensation Committee Report as required by the rules and regulations of the SEC for inclusion in our proxy statement;

•	review and approve our stock plans and approve stock option awards; and

•	oversee our 401(k) Plan committee and have responsibility for 401(k) Plan amendments.

The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market and operates under a written charter adopted by the Board. The Compensation Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The Compensation Committee meets at scheduled times during the year, meets in executive session without management present and holds additional meetings from time to time as necessary. In fiscal 2008, the Compensation Committee met ten times.

In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and Corporate Secretary support the Compensation Committee in its work.

At the start of each fiscal year in connection with our executive bonus plan, the Compensation Committee reviews and approves the annual performance objectives for Oracle and our executive officers. After the end of each fiscal year, the Compensation Committee evaluates the degree to which Oracle and our executives have met or exceeded their goals. The Compensation Committee may exercise its discretion to reduce bonus amounts paid under the executive bonus plan but may not increase them beyond the amounts determined based on the criteria approved at the beginning of the year.

Please see the section titled “Stock Options and Option Grant Administration” on page 34 of this proxy statement for a discussion of the Compensation Committee’s role as the administrator of our stock plans and for a discussion of our policies and practices regarding when we grant our stock options.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

The Committee on Independence Issues

The Independence Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related party transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses the monitoring of related party relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Supplemental Conflict of Interest Policy for Senior Officers. The Independence Committee also evaluates the independence of each non-management director as defined by NASDAQ listing standards. The Independence Committee charter is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Several of our directors serve on more than one committee. Annual cash retainers and formula stock option grants to the non-employee directors are intended to correlate to the responsibilities of each such director.

Our employee directors, Messrs. Ellison, Henley and Phillips and Ms. Catz, receive no separate compensation for serving as directors of Oracle.

Cash Retainer and Meeting Fees for Non-Employee Directors

During fiscal 2008, each of our non-employee directors received (a) an annual retainer of $52,500 for serving as a director of Oracle and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board. For fiscal 2009, these fees are the same as the fees for fiscal 2008, other than the fees for the Executive Committee, which are no longer payable as a result of the Executive Committee being eliminated.

Annual Committee Member Retainers:
F&A Committee	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independence Committee	$15,000
Executive Committee	$—

Additional Annual Retainers for Committee Chairs:
F&A Committee	$25,000
F&A Committee (Vice Chair)	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independence Committee	$15,000
Executive Committee	$20,000

Fee per Board Meeting:
Regular Meeting	$3,000
Special Meeting	$2,000

Fee per Committee Meeting:
F&A Committee (other than Earnings Review Meetings)	$3,000
F&A Earnings Review Meeting	$2,000
Compensation Committee	$2,000
Governance Committee	$2,000
Independence Committee	$2,000
Executive Committee	$2,000

Directors’ Equity Compensation

Non-employee directors also participate in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”) which provides for stock options, restricted stock or other equity-based grants and awards to directors for their services. Non-Employee directors currently receive the following grants of options to purchase our common stock under the Directors’ Plan:

(a)	Options to purchase 60,000 shares of our common stock, granted on the date an individual becomes a director; and

(b)	Options to purchase 45,000 shares of our common stock, granted on May 31st of each year, provided such director has served on the Board for at least six months as of the date of the grant.

In addition, we make additional annual grants of options to non-employee directors who also serve as the chair or vice chair of certain committees of the Board. Each of these grants is made on May 31st of each year to the director who, as of the date of grant, had served as a member of the relevant committee for one year (or, in the case of the vice chair of the F&A Committee, served as vice chair of the F&A Committee for six months). During fiscal 2008, the following additional option grants were made:

F&A Committee Chair	45,000 shares
F&A Committee Vice Chair	30,000 shares
Compensation Committee Chair	30,000 shares
Governance Committee Chair	15,000 shares
Executive Committee Chair	15,000 shares

All options granted to our non-employee directors vest 25% per year over four years on each anniversary of the date of grant. The vesting of our non-employee directors’ stock options will fully accelerate upon a transaction that results in a change-in-control of Oracle and that is expressly disapproved by the Board. In July 2008, the annual option grant to the Executive Committee Chair was discontinued in connection with the elimination of the Executive Committee. In July 2008, we established an annual option grant of 15,000 shares to the chair of the Independence Committee, provided such director has served as a member of the Independence Committee for six months. This new grant is intended to recognize the increased responsibilities of the Independence Committee and, in particular, the chair of that committee.

Director Compensation for Fiscal 2008

The following table provides certain summary information concerning cash and other compensation we paid to non-employee directors for fiscal 2008. Mr. Chizen is not included in this table because he joined the Board in fiscal 2009. As further described above, non-employee directors receive cash retainers for Board membership, committee membership and committee chairmanship; cash fees for Board and committee meetings attended; and option grants for Board membership and committee chairmanship. Some of our non-employee directors serve on more than one committee. See “Committee Memberships” above for a list of committees on which each director served during fiscal 2008.

	Fees Earned or	Option Awards	All Other
Name	Paid in Cash($)	(1) (2) ($)	Compensation($)	Total($)

Jeffrey S. Berg	137,500	186,258	—	323,758
H. Raymond Bingham	212,500	163,196	—	375,696
Michael J. Boskin	190,500	242,997	—	433,497
George H. Conrades	24,760	38,767	—	63,527
Hector Garcia-Molina	131,500	140,135	—	271,635
Jack F. Kemp	70,500	140,135	—	210,635
Donald L. Lucas	205,500	326,981	—	532,481
Naomi O. Seligman	98,500	170,357	—	268,857

(1)	These amounts reflect the fiscal 2008 stock-based compensation expense values determined by Oracle for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions for grants made during fiscal 2008, see Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2008, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal 2006, see the notes in our consolidated financial statements included in our Annual Report on Form 10-K for the respective fiscal year.

(2)	The following table provides certain additional information concerning the option awards of our non-employee directors for fiscal 2008:

	Total Stock Option	Option Awards	Grant Date Fair
	Awards	Granted During	Value of Option
	Outstanding at 2008	Fiscal Year	Awards Granted
	Fiscal Year End	2008(a)	During Fiscal Year
Name	(Shares)	(Shares)	2008($)

Jeffrey S. Berg	596,000	75,000	614,805
H. Raymond Bingham	265,000	60,000	491,844
Michael J. Boskin	950,000	75,000	614,805
George H. Conrades	60,000	60,000	414,270
Hector Garcia-Molina	340,000	45,000	368,883
Jack F. Kemp	428,000	45,000	368,883
Donald L. Lucas	700,000	105,000	860,727
Naomi O. Seligman	180,000	45,000	368,883

(a)	The stock options reported in this column were granted on May 31, 2008, and vest 25% per year over four years on each anniversary of the date of grant.

CORPORATE GOVERNANCE

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and NASDAQ. We believe that we have in place procedures and practices, including the following, which are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle. The Guidelines, which are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor, deal with the following matters:

•	director qualifications;

•	director majority voting policy;

•	director responsibilities;

•	conflicts of interest;

•	board committees;

•	director access to officers and employees;

•	director compensation;

•	director orientation and continuing education;

•	director and executive officer stock ownership;

•	Chief Executive Officer (“CEO”) evaluation;

•	performance evaluation of the Board and its committees; and

•	stockholder communications with the Board.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be “independent,” each in accordance with or as defined in the rules adopted by the SEC and NASDAQ. The Independence Committee makes this determination annually. The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask such questions and conduct investigations as they deem appropriate to fulfill their duties.

Conflicts of interest expectations for our non-employee directors are addressed in our Guidelines and provide that non-employee directors must:

•	annually disclose to our General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations;

•	disclose any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	disclose any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

Board members are expected to attend the Annual Meeting of Stockholders. All Board members who were members of the Board on the date of last year’s Annual Meeting of Stockholders attended last year’s Annual Meeting.

The Guidelines provide for regular executive sessions to be held by non-management directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities.

Board members and executive officers are also required to own shares of Oracle stock. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements. All directors are currently required to own at least 5,000 shares of our common stock. Any new members of the Board will be required to own 1,000 shares of our common stock within one year of the date such director joins the Board and to own 5,000 shares within two years of such date. All executive officers are currently required to own at least 5,000 shares of our common stock. Any new executive officer will be required to own 1,000 shares of our common stock within one year of the date such person becomes an executive officer and to own 5,000 shares within two years of such date.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Governance Committee will periodically conduct self-evaluations to determine whether the Board and its committees are functioning effectively, and the results of these evaluations are reported to the Board. The Compensation Committee is required under the Guidelines to conduct an annual review of the CEO’s performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEO is providing the best leadership for Oracle in the long and short term.

The Guidelines are posted on, and we intend to disclose any future amendments to the Guidelines on, our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

Majority Voting Policy

The Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes,

•	possible alternatives for curing the underlying cause of the withheld votes,

•	the director’s tenure,

•	the director’s qualifications,

•	the director’s past and expected future contributions to Oracle, and

•	the overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider any resignation offers and recommend to the Board whether to accept them.

Through this policy, the Board seeks to be accountable to all stockholders and respects the right of stockholders to express their views through their vote for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% “WITHHELD” vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation. The Board expects that, as in the past, nominees will be elected by a significant majority of “FOR” votes.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. The Board is currently composed of four employee directors and nine independent directors. The Independence Committee has determined that each of the following directors is independent (as defined by NASDAQ listing standards): Messrs. Lucas, Kemp, Berg, Garcia-Molina, Bingham, Conrades and Chizen, Dr. Boskin and Ms. Seligman; and that, therefore, all directors who serve on the Compensation, F&A, Governance and Independence Committees are independent under the NASDAQ listing standards.

In making the independence determinations, the following relationships were considered:

•	Mr. Lucas is a co-trustee on trusts for the benefit of Mr. Ellison’s children.

•	Dr. Boskin and Mr. Garcia-Molina are both employed by Stanford University, which has received donations from both Oracle and various Board members. In addition, certain Board members serve on advisory or oversight Boards at Stanford University.

•	Mr. Berg is the Chairman and Chief Executive Officer of International Creative Management, Inc. (“ICM”), a talent agency for the entertainment industry. ICM has purchased software and services from us in the past three years; however the amounts involved fall within NASDAQ prescribed limits. ICM has also represented actors who have been employed by our advertising agencies.

•	Mr. Conrades is Executive Chairman of Akamai Technologies, Inc. Akamai provides services for accelerating and improving the delivery of content and applications over the Internet. Akamai has purchased software and services from us and we have purchased services from Akamai in the past three years, however the amounts involved fall within NASDAQ prescribed limits.

•	Mr. Bingham previously was Executive Chairman of Cadence Design Systems, Inc. Cadence has purchased software and services from us in the past three years, however the amount involved falls within NASDAQ prescribed limits. In addition, Mr. Bingham’s daughter was a full-time employee (but not an executive officer) of Oracle prior to fiscal 2007. She had been employed prior to Mr. Bingham joining our Board and her salary and bonus in fiscal 2006 was under $100,000, which was commensurate with her peers.

•	Mr. Chizen was previously Chief Executive Officer of Adobe Systems Incorporated. Adobe provides design, imaging and publishing software for print, Internet and dynamic media production. Adobe has purchased software and services from us and we have purchased software and services from Adobe in the past three years, however the amounts involved fall within NASDAQ prescribed limits.

•	except for Mr. Berg, each of our non-employee directors is or was during the previous three fiscal years, a non-management director of another company that did business with us during those years.

The independent members of our Board held an executive session without members of management present following each of the regularly scheduled Board meetings, for a total of four (4) meetings in fiscal 2008.

The function of each standing committee is described on pages 9 through 11 of this proxy statement. Each committee periodically reviews its charter as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving “best practices.” The charters for the Compensation, F&A, Governance and Independence Committees are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

The roles of Chairman of the Board and Chief Executive Officer have been split by our Board. Mr. Henley is our Chairman, and Mr. Ellison is our Chief Executive Officer. We currently have no policy mandating an independent lead director. The Board believes that a number of non-management directors fulfill the lead director role at various times, including during executive sessions, depending upon the particular issues involved. As set forth in our Guidelines, on an annual rotating basis, the chairpersons of the Governance Committee and the Compensation Committee serve as the presiding director at executive sessions of the Board.

The Board routinely reviews and discusses its succession plans for Oracle’s senior management, including the Chief Executive Officer.

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee which shall determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee.

Nomination of Directors

In general, nominations for the election of directors may be made by (1) the Board or the Governance Committee or (2) any stockholder entitled to vote who has delivered written notice to our Corporate Secretary no later than the notice deadline set forth in our bylaws and has complied with the notice procedures set forth in our bylaws. Stockholders may also submit recommendations for director candidates to the Governance Committee for its consideration for nomination as described below.

Nomination and Governance Committee and Corporate Governance Guidelines

The Governance Committee monitors corporate governance matters and considers and recommends qualified candidates for election as directors of Oracle. The Corporate Governance Guidelines set forth the Governance Committee’s policy regarding the consideration of all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. The Guidelines are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor. Any stockholder wishing to submit a candidate for consideration for nomination by the Governance Committee must provide a written notice recommending the candidate for election at the next Annual Meeting of Stockholders to Dorian Daley, Senior Vice President, General Counsel & Secretary at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065 or by fax at 1-650-506-3055, with a confirmation copy sent by mail. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will ensure consideration of a submitted candidate by the Governance Committee. However, there is no guarantee that the candidate will be nominated. Any stockholder seeking to nominate one or more directors must comply with applicable bylaw procedures, which are described below under “Stockholder Nominations and Bylaw Procedures.” The deadlines to submit director candidates for the Governance Committee’s consideration are the same as the deadlines for nominating directors in our bylaws.

Our Corporate Governance Guidelines contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including business judgment, management, accounting and finance, industry and technology knowledge, leadership and strategic vision. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board and its committees.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board endorsement of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our bylaws are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed the proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Secretary not before the 120th day prior to such special meeting and not after the later of the 90th day prior to such special meeting or the 10th day following the announcement of the meeting date. At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholder nominations must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or must be faxed to her at 1-650-506-3055, with a confirmation copy sent by mail.

If the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

Stockholder Matters

Disclosure.  We have established a Disclosure Committee, comprised of executives and senior managers who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use each quarter, including at fiscal year end, to prepare our periodic and current SEC reports.

Equity Plans.  It has been our long-standing practice, and as required by NASDAQ, to obtain stockholder approval before implementing, or making material amendments to, our equity compensation plans. Our Amended and Restated 2000 Long-Term Equity Incentive Plan does not permit us to reprice stock options without stockholder approval.

Communications with Board.  Any stockholder wishing to communicate with any of our directors regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065 or by fax at 1-650-506-3055. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board.

Employee Matters

Code of Conduct.  In 1995, we adopted a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. Our compliance and ethics program involves the administration of, training regarding and enforcement of the Code of Conduct and is under the direction of our Chief Compliance & Ethics Officer. We have also appointed regional compliance and ethics officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we also provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are expected to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

Compliance and Ethics Helpline.  With oversight from the F&A Committee, we have established procedures to receive, retain and address employee complaints received by Oracle. These procedures include a confidential telephone helpline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. We have also adopted an Internet-based incident reporting system that enables employees to submit any ethical concerns and incidents via Oracle’s intranet. The helpline and the Internet-based incident reporting system are available 24 hours a day, seven days a week. An interpreter is provided to helpline callers who want to communicate in languages other than English, and the incident reporting system is available in different foreign languages. Employees may choose to remain anonymous. Certain jurisdictions, however, limit topics that may be reported anonymously; employees who identify themselves as being from affected countries are alerted if special reporting rules apply to them.

Supplemental Conflict of Interest Policy for Senior Officers.  Our Supplemental Conflict of Interest Policy for Senior Officers (the “Conflict of Interest Policy”), which supplements the Code of Conduct applicable to all employees, addresses several potential conflict of interest issues and requires prompt and annual disclosure to an executive, an executive committee or the Independence Committee, as applicable, of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving senior officers and their related parties. A financial interest involves (a) an existing or potential significant investment in any entity with which we have, or are negotiating, a material transaction or arrangement and (b) any existing or potential compensation arrangement or right with such entity.

Each person subject to the policy must report any actual or potential conflict of interest that he or she believes has gone unreported. The executive or committee to whom any such disclosure is made will decide if the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists, such person or committee can determine whether we will enter into the transaction or arrangement in issue or, in the case of a corporate opportunity, the transaction or arrangement will remain available for us to pursue. Each senior officer and director must annually confirm in writing that such person has read this policy and is in compliance with it.

The Conflict of Interest Policy is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision of the Conflict of Interest Policy on, our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 12, 2008 (unless otherwise indicated below), with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership (1)	of Class

Lawrence Ellison (2)	1,173,721,324	22.6%
500 Oracle Parkway, Redwood City, CA 94065
Capital Research Global Investors (3)	275,398,459	5.3%
333 South Hope Street, Los Angeles, CA 90071
Keith Block (4)	2,378,042	*
Safra Catz (5)	11,008,902	*
Charles Phillips, Jr. (6)	1,692,500	*
Charles Rozwat (7)	4,653,873	*
Jeffrey Berg (8)	447,250	*
H. Raymond Bingham (9)	142,500	*
Michael Boskin (10)	708,750	*
Bruce Chizen (11)	800	*
George Conrades	—	*
Hector Garcia-Molina (12)	243,750	*
Jeffrey Henley (13)	5,059,516	*
Jack Kemp (14)	331,750	*
Donald Lucas (15)	1,635,417	*
Naomi Seligman (16)	69,895	*
All current executive officers and directors as a group (21 persons) (17)	1,206,755,071	23.1%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)	Includes 23,150,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date and includes 911,744 shares owned by Mr. Ellison’s spouse of which he disclaims beneficial ownership. Includes 442,241,175 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit.

(3)	Based on a Holdings Report of Form 13F filed on August 14, 2008, by Capital Research Global Investors, a division of Capital Research and Management Company. The Form 13F disclosed that Capital Research Global Investors owned 275,398,459 shares as of June 30, 2008.

(4)	Includes 2,367,510 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(5)	Includes 11,000,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(6)	Includes 1,687,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(7)	Includes 4,623,357 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(8)	Includes 442,250 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(9)	Includes 137,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(10)	Includes 703,750 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(11)	Includes 800 shares held in trust for the benefit of Mr. Chizen and his spouse.

(12)	Includes 238,750 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(13)	Includes 5,025,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(14)	Includes 326,750 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(15)	Includes 5,000 shares held in trust for the benefit of Mr. Lucas. Includes 363,750 shares subject to currently exercisable options or options exercisable within 60 days of the record date. Includes 1,266,667 shares held in trust for the benefit of the children of Mr. Ellison, our CEO, for which Mr. Lucas is a co-trustee but not a beneficiary. Mr. Lucas disclaims beneficial ownership of such shares held in trust for Mr. Ellison’s children.

(16)	Includes 7,397 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership. Includes 56,250 shares subject to currently exercisable options or options exercisable within 60 days of the record date.

(17)	Includes all shares described in notes (2) and (4) through (16) above, 95,026 additional shares beneficially owned and 4,565,776 additional shares subject to currently exercisable options or options exercisable within 60 days of the record date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our compensation program in fiscal 2008 for Lawrence J. Ellison, our Chief Executive Officer (the “CEO”); Safra A. Catz, our President and Chief Financial Officer; Charles E. Phillips, Jr., our President; Keith G. Block, our Executive Vice President for North America Sales and Consulting; and Charles A. Rozwat, our Executive Vice President for Product Development (collectively, the “named executive officers”).

Executive Summary

We believe we have a “results-oriented” executive compensation program. Our overall target executive compensation levels are significantly above average, but actual payment of most of this compensation requires successful performance. Our executive compensation program is designed primarily to incentivize and reward the achievement of financial and stock price performance goals using metrics that we believe are the best indicators of the success of our business, including annual growth in pre-tax profits on a non-GAAP basis. We believe the financial performance goals were difficult to achieve (as further discussed below). In fiscal 2008, our executive compensation program consisted of three principal elements: (1) base salary; (2) an annual performance cash bonus; and (3) stock options. The Compensation Committee considers the overall compensation paid to our named executive officers for fiscal 2008 appropriate for several reasons, including the achievement of significant earnings, profitability and revenue growth (in fiscal 2008, our GAAP net income increased 29% and our GAAP total revenues increased 25%). This performance was especially notable given the challenging economic and business environment in the U.S. and globally during fiscal 2008.

Objectives of our Compensation Program

The objectives of our executive compensation program are to:

•	attract and retain highly talented and productive executives;

•	provide incentives for superior performance; and

•	align the interests of our executive officers with those of our stockholders.

Our philosophy with respect to our “results-oriented” executive compensation program, both in fiscal 2008 and historically, continues to be to reward the individuals with the greatest responsibilities and our top performers (i.e., those with the potential to contribute the most to the success of our business) with very attractive pay packages, but only if they and Oracle achieve a high level of performance. Therefore, we set overall target compensation significantly above the average compensation level of selected companies to which we annually compare our executive compensation (as further described under “Peer Company Executive Compensation Comparison” below). However, actual payment of most of the target compensation depends on the successful achievement of financial performance goals which we believe were difficult to attain. We believe that significantly above-average target compensation levels, linked to specific performance metrics and the achievement of specified performance goals, are essential to motivating and retaining our executives.

Within Oracle, executive compensation is weighted most heavily towards our most senior executives because we believe they had the potential to make, and did make, the greatest impact on our business and financial results.

What Our Compensation Program is Designed to Reward

Our executive compensation program is designed primarily to incentivize and reward the achievement of financial and stock price performance goals using metrics which we believe are the best indicators of the success of our business. Since we believe that a growing, profitable company creates stockholder value, the design of our executive compensation program in fiscal 2008 continued to emphasize the achievement of various measures of profitability and growth.

The metrics we selected for our annual performance cash bonus plan included growth in our pre-tax profit on a non-GAAP basis, growth in revenues and “bookings” (i.e., amounts associated with contracts signed) for certain important parts of our business and success in exceeding profitability goals or targets for certain important parts of our business. These performance metrics were tailored to each executive’s position and role at Oracle. For our CEO and Presidents, we designed our annual performance cash bonus plan to emphasize the creation of stockholder value through growth in our company-wide, pre-tax profits on a non-GAAP basis. For our other named executive officers, we designed our annual performance cash bonus plan to emphasize stockholder value creation through improvement in the financial performance of, and the over-achievement of financial targets relating to, the portions of our business that these executives oversee and manage.

Through the use of stock options (which represent a significant portion of the executives’ potential long-term compensation and are a non-cash expense to Oracle), our executive compensation program is also designed to reward growth in our stock price, which directly benefits our stockholders, and to provide strong incentives for the executives to remain employed with us.

If Oracle’s financial performance did not improve during fiscal 2008, our senior executives generally would not have been rewarded. For example, if our company-wide, pre-tax profits on a non-GAAP basis had either remained the same or decreased between fiscal 2007 and fiscal 2008, our CEO and Presidents would not have received a cash bonus under our executive bonus plan even if we had been profitable for the year. In addition, if our stock price had remained the same or decreased during the year, any stock options issued to our executives at the beginning of the year would have had little or no current value. We believe this “results-oriented” program that is directly linked to our performance significantly motivates our executives to contribute to our success.

Elements of Our Compensation Program: Why We Chose Each, How Each Was Related to Our Objectives and How We Determined the Amounts

In fiscal 2008, our executive compensation program consisted of the following three principal elements: (1) base salary; (2) annual performance cash bonus; and (3) long-term incentive compensation in the form of stock options. We placed the greatest emphasis on performance-based compensation through the annual performance cash bonuses and stock option awards, which together comprise the largest portion of our senior executives’ compensation.

The principal elements of our executive compensation program in fiscal 2008 are described below.

1. Base Salary.  Base salary represents the single, fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline, minimum amount of annual compensation for our executives. When setting base salary levels each year, the Compensation Committee considers the salaries that our peer companies pay, our performance and the executive’s performance. We did not adjust the base salaries of our named executive officers for fiscal 2008 from the prior year because the Compensation Committee believed them to be appropriate based on the factors described above and our executive compensation philosophy.

2. Annual Performance Cash Bonus.  Our annual performance cash bonus plan is formula-based and seeks to motivate our senior executives by rewarding them when our annual financial performance goals are met or exceeded. As further described under Proposal No. 2, we intend to continue this performance cash bonus plan for fiscal 2009.

The specific bonus formulae were selected to achieve target cash bonus amounts for our named executive officers based on the corporate financial performance goals and targets that we chose for fiscal 2008. The specific bonus formulae have also been selected so that the relative difficulty of achieving the fiscal 2008 target bonuses generally increased as compared to achieving the fiscal 2007 target bonuses as further described below.

Senior Management
For our CEO and Presidents, we believe one of the most important factors against which to measure their performance is year-over-year improvement in Oracle’s profits on a non-GAAP, pre-tax basis. In fiscal 2008, the CEO’s bonus formula was 0.50% of the growth in our profits on a non-GAAP, pre-tax basis, and the bonus formula for each of our Presidents was 0.30% of the growth in our profits on a non-GAAP, pre-tax basis. If our profits on a non-GAAP, pre-tax basis did not grow from one fiscal year to the next, then they would not be paid any bonus under our executive bonus plan. The Compensation Committee approved a reduction in the formulae percentages that were used in fiscal 2007 (which were 0.60% for our CEO and 0.35% for our Presidents) because, while our corporate financial performance targets had increased (and thus became more difficult to achieve), the Compensation Committee believed it was appropriate to keep the target bonus amounts relatively constant from fiscal 2007 to fiscal 2008. The Compensation Committee believes this reduction in the formulae percentages benefited our stockholders and still resulted in an executive bonus plan that adequately incentivized and rewarded our senior executives.

For fiscal 2008, our CEO and Presidents received an average of 148% of their target bonuses and were paid an average of 31% more than the bonus amounts they were paid in fiscal 2007 because Oracle’s profits on a non-GAAP, pre-tax basis, grew significantly and exceeded the target levels selected at the beginning of fiscal 2008 when we established the fiscal 2008 executive bonus plan.

The metric we used in our fiscal 2008 executive bonus plan for our CEO and Presidents was our non-GAAP pre-tax profit less our stock-based compensation expenses. This pre-tax profit metric used our GAAP operating income for fiscal 2008, excluded our fiscal 2008 acquisition-related and other expenses, restructuring expenses and amortization of intangible assets and included an adjustment to increase our GAAP operating income for the full amount of support revenues recognized from acquired support contracts as if the acquired companies had remained independent entities during fiscal 2008. This metric is generally what our management used internally to manage and evaluate our business.

Other Named Executive Officers
We believe Messrs. Rozwat and Block should be incentivized and rewarded based in large measure on the operating results of the portions of the business that they manage and control and believe these bonus structures are consistent with our “results-oriented” program.

For Mr. Rozwat, who was directly responsible for product development for (1) our database and middleware technologies, (2) our applications software (excluding i-flex solutions applications and industry-specific applications) and (3) customer relationship management “On Demand” software, we believe one of the most important factors by which to measure his performance was the year-over-year improvement in new software license revenues for each of these three areas relative to Mr. Rozwat’s ability to manage effectively the growth in expenses of the development organizations for each of these three areas. In fiscal 2008, Mr. Rozwat’s annual performance cash bonus was calculated based on the sum of a percentage of the amounts by which the new software license revenues growth in each of these three areas between fiscal 2007 and fiscal 2008 exceeded the expense growth of the respective development organizations for each of these three areas between fiscal 2007 and fiscal 2008. Accordingly, as the growth in these three profitability measures increased, Mr. Rozwat’s bonus increased.

We believe Mr. Rozwat’s target bonus was difficult to achieve because, if the growth in the expenses in any one area had exceeded the new software license revenues growth in the same area during fiscal 2008, he would not have been paid a bonus under our executive bonus plan relating to that portion of the business that he oversees, even if this profitability measure had indicated that actual revenues (as opposed to revenue growth) for that one area were greater than actual development expenses for that same area in fiscal 2008. Due to a reorganization in which Mr. Rozwat assumed additional management responsibilities, his fiscal 2008 bonus formula was adjusted relative to his fiscal 2007 bonus formula to take into account these new responsibilities and to incentivize and reward him in his new role at Oracle.

For Mr. Block who was directly responsible for our sales and consulting organizations in North America, we believe one of the most important factors by which to measure his performance was (1) year-over-year growth in the revenues and bookings (i.e., amounts associated with contracts signed) of the products and services which he is responsible for selling in North America; and (2) over-achievement of the prescribed profit margin targets of the products and services which he is responsible for selling in North America. We measure the growth in license revenues, customer relationship management “On Demand” revenues and outsourcing bookings, and changes in licensing, outsourcing and consulting profit margins. Mr. Block’s annual performance cash bonus was calculated based on the sum of (i) a percentage of the growth in these revenues and bookings in North America and (ii) a percentage of the amount by which these profit margins for North America exceed a pre-determined target. We believe Mr. Block’s fiscal 2008 target bonus was more difficult to achieve than his fiscal 2007 target bonus because it required continued growth of revenues and bookings year-over-year. The focus on profit margins further increased the difficulty of achieving his target bonus.

We have not disclosed the specific formulae or performance targets of Messrs. Block or Rozwat for several reasons, including our belief that such disclosure would result in competitive harm to us. Mr. Block’s bonus formula includes profit margin targets and bookings and revenue targets and results, and Mr. Rozwat’s bonus formula includes expense amounts for certain of our development organizations. We do not publicly disclose this information and, if disclosed, we believe such information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us.

The target bonus opportunities in fiscal 2008 for Mr. Rozwat increased 9% and for Mr. Block increased 26%, in each case over their fiscal 2007 target bonus amounts, in order to motivate these executives to reach the higher financial performance goals we set for them in fiscal 2008.

In fiscal 2008, Messrs. Rozwat and Block received an average of 110% of their target bonuses based on actual performance that year. For fiscal 2007 and fiscal 2008, Messrs. Rozwat and Block were paid between 88% and 115% of their target bonuses, further demonstrating that it was difficult to achieve the target bonuses, but that superior performance was rewarded.

3. Long-term Incentive Compensation—Stock Options.  In fiscal 2008, our equity incentive program for our senior executives consisted exclusively of stock options. Stock options give the executives the right to purchase at a specified price (that is, the market price of our common stock on the date when the option is granted) a specified number of shares of our common stock for a specified period of time (generally ten years), and the executives can exercise this right as the options vest (i.e., become exercisable) for the remainder of the term. Our executives realize value on these options only if our stock price increases (which benefits all stockholders) and only if the executives remain employed with us beyond the date their options vest. Generally, the options granted to our senior executives vest 25% each year over a period of four years and have an exercise price equal to fair market value of our common stock on the grant date.

The Compensation Committee believes that option grants to our senior executives align their interests with stockholder interests by creating a direct link between compensation and stockholder return; give the executives a significant, long-term interest in our success; and create a significant retention tool for key executives in a competitive market for talent.

We believe stock options, as opposed to other forms of equity awards like restricted stock, are consistent with our “results-oriented” program. When our stock price has not grown in the past, our executives realized little value from this component of their compensation. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock. As our stockholders have been rewarded due to the increase in our stock price, the value of our executives’ stock options has also increased.

We do not believe that the accounting values of our stock option grants reflected in the Summary Compensation Table below and the Grants of Plan-Based Awards Table below are an accurate measure of the compensation received by our senior executives. We believe our executives are motivated by the potential for appreciation in our stock price through the use of stock options and not by the accounting values of the stock options. We believe the intrinsic values (i.e., the amount by which our stock price exceeds the option exercise price) of unexercised stock options are a better indicator of their true value and worth to our executives and, therefore, the incentive value of the options. For example, while we report the grant date fair values of our stock option grants for accounting purposes in the Grants of Plan-Based Awards Table below, our executives do not realize these amounts in any tangible way when the options are granted. Our executives only realize benefits from their stock options to the extent our stock price exceeds the stock option exercise price when they exercise their vested stock options.

Our corporate philosophy with regard to granting stock options is to:

•	be attentive to the overall number and value of shares underlying the stock options being granted;

•	spread the grant of stock options among a relatively small number of employees, with a focus on our engineers and developers, but make the largest stock option grants to our top performers and individuals with the greatest responsibilities; and

•	manage the overall net stock dilution (i.e., manage the total number of shares outstanding by balancing the dilution effect of granting stock options with our repurchases of our common stock which reduces our shares outstanding).

Our cumulative potential dilution since June 1, 2005 has been a weighted average annualized rate of 1.5% per year, which we consider to be low relative to the peer companies against which we compare our executive compensation.

Within this framework, the factors that the Compensation Committee considers in determining the size of option grants to our senior executives, including our named executive officers, include:

•	our potential future financial performance in the executive’s principal area of responsibility and the degree to which we wish to incentivize the executive;

•	the potential contributions the executive can make to our success;

•	the executive’s expected progress toward non-financial goals within his or her area of responsibility;

•	the executive’s performance;

•	the executive’s experience and level of responsibility;

•	our retention goals for the executive;

•	the fair value of the proposed stock option grant and resulting expense for accounting purposes;

•	the intrinsic (i.e., “in-the-money”) value of outstanding, unvested stock options held by the executive and the degree to which such value supports our retention goals for the executive; and

•	the relative size of stock option grants for individuals in similar positions at our peer companies.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The amount of vested stock options held by an executive and their intrinsic value are generally not factors in the Compensation Committee’s consideration of the size of new stock option grants.

In fiscal 2008, the size of the options granted to our named executive officers (in number of shares) remained the same as the option grants made to these executives in fiscal 2007.

Size of Grant
in Fiscal 2007 &
Name	Fiscal 2008 (Shares)

Lawrence J. Ellison	7,000,000
Safra A. Catz	4,000,000
Charles E. Phillips, Jr.	3,000,000
Keith G. Block	1,500,000
Charles A. Rozwat	1,000,000

The Compensation Committee believed the size of each of our named executive officers’ option grants in fiscal 2008 continued to be sufficient to retain and motivate these executives. See also “Determination of Executive Compensation Amounts” below for a further discussion on these stock option grants.

4. Personal Benefits.  In fiscal 2008, we provided our CEO with limited personal benefits, or perquisites, that the Compensation Committee believes are reasonable and in the best interests of Oracle and its stockholders. We also provided our other named executive officers with limited personal benefits which are reflected in the All Other Compensation column of the Summary Compensation Table below.

Residential Security
The Board has established a residential security program for the protection of our CEO requiring him to have a home security system, including security personnel. We require these security measures for our benefit because of the importance of Mr. Ellison to Oracle, and we believe these security costs and expenses are appropriate and necessary. Mr. Ellison paid for the initial procurement, installation and maintenance of the equipment for this system and the replacement of any equipment, and we paid for the annual costs of security personnel. The Independence Committee reviews and approves the security personnel budget of this residential security program each year.

Aircraft Use
We allow our CEO to be accompanied by family members during business trips on which he uses private aircraft leased by us from a company owned by Mr. Ellison on terms advantageous to Oracle (as further described under “Related Party Transactions—Purchases of Goods and Services—Wing and a Prayer, Incorporated” below). We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost to Oracle as a result of Mr. Ellison being accompanied by family members. However, a portion of the aircraft leasing costs attributed to any non-business passengers cannot be deducted by Oracle for corporate income tax purposes. In the interests of greater transparency, we have disclosed the amount of these incremental lost tax deductions for fiscal 2008 in a footnote to the Summary Compensation Table below.

Pension Benefits or Supplemental Retirement Benefits

Other than our 401(k) plan with company matching contributions and our non-qualified deferred compensation plan, we do not provide any pension or retirement benefits to our named executive officers and do not believe that such types of benefits are necessary to further the objectives of our executive compensation program for our U.S.-based executive officers. We believe our non-qualified deferred compensation plan is considered important to some of our senior executives for purposes of saving for retirement and is a competitive compensation element.

Severance and Change-in-Control Benefits

None of our named executive officers has an employment agreement with Oracle that provides for termination, severance or change-in-control benefits.

Stock options granted to all of our employees, including our named executive officers, under our Amended and Restated 2000 Long-Term Equity Incentive Plan will become fully vested if Oracle is acquired and if the options are not assumed or if the options are assumed and the optionholder’s employment is terminated without cause within 12 months of the acquisition. This stock option vesting acceleration provision is not subject to any other material conditions or obligations. See “Potential Payments Upon Termination or Change-in-Control” below.

Determination of Executive Compensation Amounts

CEO Compensation
For fiscal 2008, our CEO, Mr. Ellison, submitted to the Compensation Committee his proposal for his own base salary, target performance cash bonus award opportunities and the size of his stock option grant. The Compensation Committee reviewed and considered his proposal and ultimately determined and approved Mr. Ellison’s compensation based on the collective judgment of its members. The Compensation Committee approved Mr. Ellison’s compensation in the amounts disclosed in this proxy statement, which were greater than those of our other named executive officers, because he is not only our CEO with overall responsibility for our business strategy, operations and corporate vision, he is also our founder who has guided Oracle for the last 30 years and who the Compensation Committee believes is vital to our success as a company going forward. The Compensation Committee approved these specific compensation amounts based on our executive compensation philosophy and its subjective evaluation of Mr. Ellison’s performance, the unique contributions he makes to Oracle as its founder and the various other factors described above, including our objective of providing incentives for superior performance. Mr. Ellison was not present when the Compensation Committee deliberated or voted on his compensation.

Other Named Executive Officers’ Compensation
For fiscal 2008, our CEO provided to the Compensation Committee his recommendations with respect to the proposed compensation for the other named executive officers. The Compensation Committee reviewed and gave considerable weight to these recommendations because of Mr. Ellison’s direct knowledge of the other executives’ performance and contributions. The Compensation Committee ultimately used the collective judgment of its members to determine the base salaries, the performance cash bonus plan and the size of each stock option grant, in each case for the named executive officers other than the CEO. The Compensation Committee approved these specific amounts based on our executive compensation philosophy and its subjective evaluations of the performances of these executives and the various other factors described above, including the potential for future successful performance and leadership by each of them and our objective of providing incentives for superior performance.

For fiscal 2008, the Compensation Committee approved the compensation for Ms. Catz and Mr. Phillips in the amounts disclosed in this proxy statement, which are next largest, because they are our Presidents serving in important leadership positions with significant responsibilities. They not only assist our CEO with setting the overall business strategy, but they also execute on this strategy with the goals of, among other things, growing our profits, becoming an industry leader in each of the specific product categories in which we compete and expanding into new and emerging markets. Ms. Catz is also our Chief Financial Officer, and Mr. Phillips oversees, among other things, our worldwide sales and marketing and our applications businesses that are specific to particular industry verticals.

For fiscal 2008, the Compensation Committee approved the compensation for Mr. Rozwat in the amounts disclosed in this proxy because Mr. Rozwat oversees all product development for our two largest product categories in terms of revenues: database and middleware technologies and applications software (excluding i-flex solutions applications and industry-specific applications). The Compensation Committee approved the compensation for Mr. Block in the amounts disclosed in this proxy because Mr. Block oversees all sales and consulting for North America, which is our largest geographic segment in terms of revenues.

Outside Compensation Consultant

The Compensation Committee selected and directly engaged Compensia, Inc. as its outside advisor for fiscal 2008 to provide the Compensation Committee with insights and market data on executive and director compensation matters, both generally and within our industry. Compensia also assisted the Compensation Committee with a peer company executive compensation comparison. Compensia reports directly to the Compensation Committee and does not provide any other services to Oracle. Compensia did not determine or recommend any amounts or levels of our executive compensation for fiscal 2008. Our CEO did not meet with representatives of Compensia nor did he consult with management’s outside compensation consultant on any of these executive compensation matters for fiscal 2008.

Peer Company Executive Compensation Comparison

While we set overall target compensation significantly above the average compensation level of selected companies to which we annually compare our executive compensation program, achieving our target compensation levels requires successful performance by our senior executives, both collectively and individually. While the Compensation Committee considers survey information of executive compensation paid at these companies when setting executive compensation levels at Oracle, it does not target total compensation or any individual compensation element at a specific level or attempt to maintain a specified target percentile within this peer group to determine executive compensation. The Compensation Committee, with the advice of Compensia, annually selects the group of peer companies, which are generally in the technology sector, based on a number of factors, such as:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•	the structure of their compensation programs (including the extent to which they rely on bonuses and other at-risk, performance-based compensation) and the availability of compensation information.

For fiscal 2008, the companies comprising the peer group included Apple Inc., Applied Materials, Inc., Cisco Systems, Inc., Dell Inc., eBay Inc., EMC Corporation, Google Inc., Hewlett-Packard Company, International Business Machines Corporation, Intel Corporation, Microsoft Corporation, Motorola, Inc., QUALCOMM Incorporated, SAP AG, Texas Instruments Incorporated and Yahoo! Inc.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executives unless, among other things, such compensation is performance-based and has been approved by stockholders. We therefore design our executive compensation program, including our annual performance cash bonus plan and our stock option grants, to be eligible for deductibility to the extent permitted by the relevant tax regulations, including Section 162(m) of the Code. However, we may from time to time pay compensation to our senior executives that may not be deductible if there are non-tax reasons for doing so. We have also structured our executive compensation program with the intention that it comply with Section 409A of the Code which may impose additional taxes on our senior executives for certain types of deferred compensation that are not in compliance with Section 409A.

Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules require us to expense the fair values (valued based on accounting standards) of our stock option grants, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution on our stockholders, we pay close attention to the number and the fair values of the shares underlying the stock options we grant.

Conclusion

The Compensation Committee considers the overall compensation of our named executive officers for fiscal 2008 appropriate for several reasons, including:

•	their execution of our plan to enhance investor value through, among other things, the achievement of significant earnings and revenue growth for fiscal 2008 and the increase in our year-over-year profitability. The Compensation Committee considers this reason particularly noteworthy given the challenging economic and business environment in the U.S. and globally during fiscal 2008;

From fiscal 2007 to fiscal 2008:

•	our GAAP net income increased 29% to $5.5 billion;

•	our GAAP earnings per share increased 30%;

•	our GAAP total revenues increased 25% to $22.4 billion; and

•	our GAAP operating margins increased nearly 200 basis points to 35%.

•	the approximately 18% increase in our stock price during fiscal 2008;

•	the approximately $18.7 billion increase in our market capitalization;

•	our superior corporate financial performance, using such measures as revenue growth, growth in net income and operating income and total stockholder return for fiscal 2008, as compared to the group of peer companies against which we compare our executive compensation;

•	the execution of our long-term growth strategy which has contributed to our increased profitability, consisting of both “internal” or “organic” growth of our existing lines of business through the improvement of existing products and the development of new products and “external” growth through our successful acquisitions of companies such as BEA Systems, Inc.;

•	the continuing innovation of our products and services, including Oracle Database 11g, Audit Vault, Secure Enterprise Search, Oracle VM, Oracle Fusion Applications and Oracle Fusion Middleware; and

•	the significant and increasing workloads and responsibilities that our senior executives have with respect to our business, particularly in light of our current acquisition program.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Jeffrey S. Berg, Chair
Hector Garcia-Molina
Naomi O. Seligman

Dated: August 14, 2008

Summary Compensation Table for Fiscal 2008 and 2007

The following table provides certain summary information concerning cash and certain compensation we paid to our Chief Executive Officer, Chief Financial Officer and each of our three most highly compensated executive officers other than our CEO and CFO, as determined by reference to compensation for fiscal 2008 (the “named executive officers”).

				Non-Equity
			Option	Incentive Plan	All Other
	Fiscal	Salary	Awards(1)	Compensation	Compensation(2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Lawrence J. Ellison	2008	1,000,000	35,176,977	10,779,000	1,447,000	48,402,977
Chief Executive Officer	2007	1,000,000	23,874,680	8,369,000	1,724,424	34,968,104
Safra A. Catz	2008	800,000	13,149,641	6,467,000	18,080	20,434,721
President and Chief Financial Officer	2007	800,000	8,854,232	4,882,000	16,742	14,552,974
Charles E. Phillips, Jr.	2008	800,000	9,727,048	6,467,000	12,980	17,007,028
President	2007	800,000	6,965,531	4,882,000	69,942	12,717,473
Keith G. Block	2008	800,000	5,286,590	3,909,000	14,876	10,010,466
Executive Vice President, North America Sales and Consulting	2007	800,000	4,131,542	2,630,000	16,732	7,578,274
Charles A. Rozwat	2008	600,000	4,051,799	4,590,000	22,879	9,264,678
Executive Vice President, Product Development	2007	600,000	3,817,760	3,334,000	20,345	7,772,105

(1)	These amounts reflect the fiscal 2008 or fiscal 2007 stock-based compensation expense values, as the case may be, determined by Oracle for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions for grants made during fiscal 2008 and fiscal 2007, respectively, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2008, as filed with the SEC and Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2007, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal 2007, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the respective fiscal year. See the Grants of Plan-Based Awards Table for additional information on the stock option awards granted in fiscal 2008.

(2)	For fiscal 2008, this column includes:

(a)	Company matching contributions under our 401(k) plan of $5,100 for each of Messrs. Ellison, Block, Rozwat and Ms. Catz.

(b)	Flexible credits used toward cafeteria-style benefit plans, including life insurance and long-term disability benefits, for Mr. Ellison in the amount of $9,476, Ms. Catz and Mr. Phillips in the amount of $12,980, each, Mr. Block in the amount of $9,776 and Mr. Rozwat in the amount of $17,779.

(c)	Security-related costs and expenses of $1,432,424 for Mr. Ellison’s residence. Pursuant to a residential security program for Mr. Ellison, which was adopted by the Board of Directors and is described in the CD&A, Mr. Ellison is required to have home security. We believe these security costs and expenses are appropriate business expenses.

(d)	The following may be deemed to be “personal benefits” for our named executive officers although there was no aggregate incremental cost to us during fiscal 2008:

(i)	As a result of our acquisition of Siebel Systems, we inherited golf memberships for which Mr. Block was designated a member for all of fiscal 2008 and Mr. Phillips was designated a member until February 2008. These memberships are intended to be used primarily for business purposes, but may be used for personal use as well. Neither Mr. Block nor Mr. Phillips used these memberships during fiscal 2008.

(ii)	We assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions. We did not pay on behalf of or reimburse any of our named executive officers for the use of this service in fiscal 2008.

(iii)	Mr. Ellison may be accompanied by family members on an airplane leased by us for business trips. We lease the entire aircraft for his business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost as a result of Mr. Ellison being accompanied by family members. However, in the interests of transparency, we estimate that this use resulted in a loss of a corporate income tax deduction in the amount of approximately $22,096 (which is not included in this column) for fiscal 2008.

Stock Options and Option Grant Administration

Our Board of Directors has designated the Compensation Committee as the administrator of our Amended and Restated 2000 Long-Term Equity Incentive Plan and our Amended and Restated 1993 Directors’ Stock Plan. The Compensation Committee, among other things, selects grantees under our Amended and Restated 2000 Long-Term Equity Incentive Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations.

We have a policy of generally granting stock options on preset dates. The Compensation Committee holds regular meetings on a scheduled date each month to consider and approve option grants (other than the annual stock option grants described below), including grants to new hires and promoted employees. The Board has also delegated to an executive officer committee, consisting of our Chief Executive Officer, the authority to approve individual stock option grants of up to 100,000 shares to non-executive officers and employees. The F&A Committee also monitors the dilution and overhang effects of our outstanding stock options in relation to the total number of outstanding shares of our common stock. We do not grant stock options in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on stock option grant dates.

Because we believe stock options are an important part of our compensation program, we also grant options on an annual basis to certain key employees, including our executive officers. The Compensation Committee approves these annual option grants during the ten business-day period following the second trading day after the announcement of our fiscal year-end earnings report. We implemented this policy in an effort to issue our annual stock option grants during the time when potential material information regarding our financial performance is most likely to be available to the market.

Grants of Plan Based Awards During Fiscal 2008

The following table shows equity and non-equity awards granted to the named executive officers during the fiscal year ended May 31, 2008. The equity awards granted in 2007 identified in the table below are also reported in the Outstanding Equity Awards at 2008 Fiscal Year-End Table.

						All Other Option
						Awards: Number of		Grant Date Fair
			Estimated Possible Payouts Under			Securities	Exercise or Base	Value of Option
			Non-Equity Incentive Plan Awards(1)			Underlying Options	Price of Option	Awards
	Grant		Threshold	Target	Maximum	(2)	Awards	(3)
Name	Date		($)	($)	($)	(#)	($/SH)	($)

Lawrence J. Ellison	07/05/07		—	—	—	7,000,000	20.49	71,372,700
	08/23/07	(4)	—	7,262,000	10,893,000	—	—	—
Safra A. Catz	07/05/07		—	—	—	4,000,000	20.49	26,812,800
	08/23/07	(4)	—	4,357,000	6,536,000	—	—	—
Charles E. Phillips, Jr.	07/05/07		—	—	—	3,000,000	20.49	20,109,600
	08/23/07	(4)	—	4,357,000	6,536,000	—	—	—
Keith G. Block	07/05/07		—	—	—	1,500,000	20.49	10,054,800
	08/23/07	(4)	—	3,759,000	5,639,000	—	—	—
Charles A Rozwat	07/05/07		—	—	—	1,000,000	20.49	6,703,200
	08/23/07	(4)	—	3,969,000	5,953,000	—	—	—

(1)	The target and maximum plan award amounts reported in these columns are derived from our fiscal 2008 executive bonus plan. The actual payout amounts for fiscal 2008 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table above.

(2)	The options reported in this column were granted under our Amended and Restated 2000 Long-Term Equity Incentive Plan and vest 25% per year over four years on each anniversary of the date of grant.

(3)	These amounts reflect the grant date fair values determined by Oracle for accounting purposes for these awards and do not reflect whether the recipients have actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions underlying the grant date fair value of these awards, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2008, as filed with the SEC.

(4)	This refers to the date the Compensation Committee approved the fiscal 2008 executive bonus plan. The fiscal 2008 executive bonus plan was also subject to stockholder approval, which was received on November 2, 2007.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides information on the holdings of stock options by the named executive officers at May 31, 2008. This table includes unexercised and unvested option awards. Each outstanding stock option is shown separately for each named executive officer.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options	Option	Option
		Exercisable	Unexercisable	Exercise	Expiration
Name	Grant Date(1)	(#)	(#)	Price($)	Date

Lawrence J Ellison.	06/04/99	10,000,000	—	$6.8750	06/04/09
	07/11/03	900,000	—	$12.6000	07/11/13
	08/27/04	1,875,000	625,000	$10.2300	08/27/14
	06/20/05	3,000,000	3,000,000	$12.3400	06/20/15
	07/06/06	1,750,000	5,250,000	$14.5700	07/06/16
	07/05/07	—	7,000,000	$20.4900	07/05/17
Safra A. Catz.	10/15/99	2,000,000	—	$11.6954	10/15/09
	03/13/00	800,000	—	$40.8125	03/13/10
	06/04/01	2,000,000	—	$15.8600	06/04/11
	07/11/03	700,000	—	$12.6000	07/11/13
	08/27/04	562,500	187,500	$10.2300	08/27/14
	06/20/05	1,500,000	1,500,000	$12.3400	06/20/15
	07/06/06	1,000,000	3,000,000	$14.5700	07/06/16
	07/05/07	—	4,000,000	$20.4900	07/05/17
Charles E. Phillips, Jr.	08/27/04	—	187,500	$10.2300	08/27/14
	06/20/05	—	1,000,000	$12.3400	06/20/15
	07/06/06	—	2,250,000	$14.5700	07/06/16
	07/05/07	—	3,000,000	$20.4900	07/05/17
Keith G Block.	03/13/00	180,000	—	$40.8125	03/13/10
	06/04/01	111,510	—	$15.8600	06/04/11
	01/14/02	826,000	—	$16.2700	01/14/12
	08/13/04	—	125,000	$9.9000	08/13/14
	06/20/05	—	750,000	$12.3400	06/20/15
	07/06/06	—	1,125,000	$14.5700	07/06/16
	07/05/07	—	1,500,000	$20.4900	07/05/17
Charles A. Rozwat.	11/05/99	2,000,000	—	$14.5469	11/05/09
	03/13/00	600,000	—	$40.8125	03/13/10
	06/04/01	500,000	—	$15.8600	06/04/11
	08/27/04	—	187,500	$10.2300	08/27/14
	06/20/05	450,000	750,000	$12.3400	06/20/15
	07/06/06	250,000	750,000	$14.5700	07/06/16
	07/05/07	—	1,000,000	$20.4900	07/05/17

(1)	All options vest or vested 25% per year over four years on each anniversary of the date of grant.

Option Exercises During Fiscal 2008

The following table sets forth information with respect to the named executive officers concerning the exercises of stock options during fiscal 2008.

	Option Awards
	Number of Shares
Name	Acquired on Exercise(#)	Value Realized on Exercise (1)($)

Lawrence J Ellison.	36,000,000	$543,750,600
Safra A. Catz.	2,000,000	$24,645,441
Charles E. Phillips, Jr.	2,437,500	$21,704,161
Keith G. Block.	1,889,100	$15,643,316
Charles A. Rozwat,	2,423,486	$25,647,634

(1)	The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing market price of the shares underlying the options exercised if the shares were held and (B) the applicable exercise price of those options.

Additional Equity Compensation Plan Information

	May 31, 2008
	Number of		Number of
	Shares to be Issued	Weighted Average	Shares Remaining
	Upon Exercise of	Exercise Price of	Available for Future
	Outstanding Options,	Outstanding Options,	Issuance Under Equity
(in millions, except price data)	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders	301	$16.33	382	(2)
Equity compensation plans not approved by stockholders(3)	78	$16.28	—

Total	379	$16.37	382

(1)	These numbers exclude the shares listed under the column heading “Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)	This number includes 81 million shares available for future issuance under the Oracle Corporation Employee Stock Purchase Plan (1992).

(3)	These options and restricted stock units were assumed in connection with our acquisitions. No additional awards were or can be granted under the plans that originally issued these awards.

Non-qualified Deferred Compensation

Employees (including our executive officers) earning an annual base salary of $175,000 or more are eligible to enroll in our 1993 Deferred Compensation Plan in which these employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years.

Participants may elect to defer base salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Participants may defer payment until age 59 1/2 or until termination of employment, subject to earlier payment in the event of a change of control of Oracle or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years.

Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them. Almost all of the investment options in our Deferred Compensation Plan are identical to the investment options in our 401(k) plan.

The table below provides information on the non-qualified deferred compensation of the named executive officers in fiscal 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals /	Balance
	in FY 2008 (1)	in FY 2008	in FY 2008	Distributions	at FY 2008-end
Officers	($)	($)	($)	($)	(2) ($)

Lawrence J. Ellison	—	—	82,013	—	12,024,483
Safra A. Catz	—	—	—	—	—
Charles E. Phillips, Jr.	—	—	—	—	—
Keith G. Block	150,350	—	61,483	—	3,723,072
Charles A. Rozwat	2,741,925	—	241,226	—	8,803,055

(1)	Reflects the deferral of a portion of Mr. Block’s fiscal 2008 base salary in the amount of $16,000 and Mr. Rozwat’s fiscal 2008 base salary in the amount of $240,000, and a portion of their fiscal 2007 non-equity incentive plan bonuses (paid in fiscal 2008), all of which are reported in our Summary Compensation Table above for the applicable year. Does not include amounts deferred in fiscal 2009 under the fiscal 2008 non-equity incentive plan reported as earned for fiscal 2008 in the Summary Compensation Table above.

(2)	Includes the deferral of portions of Mr. Block’s fiscal 2008 base salary in the amount of $16,000 and Mr. Rozwat’s fiscal 2008 base salary in the amount of $240,000, and a portion of their fiscal 2007 non-equity incentive plan bonuses (paid in fiscal 2008), all of which are reported in our Summary Compensation Table above for the applicable year. Also includes executive contributions from base salaries and/or bonuses reported in the Summary Compensation Table of our previous proxy statements for the year earned to the extent the executive was a named executive officer for purposes of the SEC’s executive compensation disclosure rules. Does not include amounts deferred in fiscal 2009 under the fiscal 2008 non-equity incentive plan reported as earned for fiscal 2008 in the Summary Compensation Table above.

Potential Payments Upon Termination or Change-in-Control

None of our named executive officers has an employment agreement or other arrangement that provides for termination, severance or change-in-control payments or benefits. The vesting of all outstanding stock options under our Amended and Restated 2000 Long-Term Equity Incentive Plan, including those held by our named executive officers, will fully accelerate if Oracle is acquired and the options are not assumed, or if the options are assumed and the optionholder’s employment is terminated without cause within 12 months of the acquisition.

The following table provides information on the intrinsic value (i.e., the amount by which the market value of our common stock on May 31, 2008 ($22.84 per share) exceeded the exercise price), as of May 31, 2008 of the unvested “in-the-money” stock options held by our named executive officers which would accelerate under the circumstances described in the preceding paragraph.

Intrinsic Value of Unvested
In-the-Money Stock
Options as of 2008
Officers	($)

Lawrence J. Ellison	99,248,750
Safra A. Catz	52,324,375
Charles E. Phillips, Jr.	38,521,875
Keith G. Block	22,321,250
Charles A. Rozwat	18,791,875

REPORT OF THE FINANCE AND AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2008

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2008. The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” as adopted by the PCAOB in Rule 3600T and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2008, for filing with the SEC.

Submitted by:	Donald L. Lucas, Chair
Michael J. Boskin, Vice Chair
H. Raymond Bingham

Dated: July 1, 2008

RELATED PARTY TRANSACTIONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons has a direct or indirect material interest. As set forth in the charter for the Independence Committee which is posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor, the Independence Committee reviews and approves each individual related party transaction exceeding $120,000, including material amendments thereto. To be approved, the Independence Committee must be informed or have knowledge of (a) the related person’s relationship or interest and (b) the material facts of the proposed transaction, and any material amendments thereto; and the proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to us. We annually survey our directors and executive officers to identify any entities they are affiliated with which may enter into a transaction with us that would require disclosure as a related party transaction. We prepare a list of related party entities, which we post internally for reference by our sales force and our purchasing groups. We also periodically review and update this list with Mr. Ellison’s advisors, as almost all of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of software and services we also compare our general ledger against this list to determine if any related party transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of software and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor. Mr. Ellison has entered into a written price protection agreement with us that applies to any related party transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and which we enter into while Mr. Ellison is our Chairman of the Board of Directors or one of our executive officers. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither Chairman nor an executive officer of Oracle. The Independence Committee may approve certain other transactions where they can conclude such transactions are otherwise on terms that were fair to us.

The Independence Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related parties, including transactions that did not require approval. Total related party transaction revenues and operating expenses were 0.03% and 0.01%, respectively, of our total revenues and operating expenses in fiscal 2008.

Sales of Software and Services

In the ordinary course of our business, we have sold software and services to companies in which Mr. Ellison directly or indirectly, has a controlling interest. For fiscal 2008, the total amount of all purchases by these companies was approximately $6.8 million. Included in the disclosure are reseller transactions, which involve the purchase of products and services for resale to independent third parties. The following list identifies which of these companies purchased more than $120,000 in software and services from us in fiscal 2008 and also identifies amounts contracted during this period for future services, primarily software license updates and product support to be provided in fiscal 2009:

•	LeapFrog Enterprises, Inc. (approximately $861,000 in fiscal 2008 and $374,000 for future services)

•	NetSuite, Inc. (approximately $5,222,000 in fiscal 2008 and $480,000 for future services)

•	Pillar Data Systems, Inc. (approximately $671,000 in fiscal 2008 and $143,000 for future services)

Mr. Conrades is Executive Chairman of the Board of Akamai Technologies, Inc., and Ms. Seligman is currently a director of Akamai. Akamai purchased approximately $364,000 in software and services in fiscal 2008 and has contracted for approximately $466,000 for future services. The future services principally relate to software license updates and product support contracts associated with new software license sales entered into prior to January 2008 when Mr. Conrades became a director of Oracle.

Purchases of Goods and Services

We occasionally enter into transactions, other than the sale of software and services, with companies in which Mr. Ellison, directly or indirectly, has a controlling interest. Transactions in which we purchased goods and services in excess of $120,000 include the following:

Pillar Data Systems, Inc.

Pillar Data Systems develops midrange and enterprise network storage systems. Mr. Ellison holds a controlling interest in Pillar Data. In fiscal 2007, the Independence Committee approved future purchases by us from Pillar of up to $500,000 per fiscal quarter to meet our internal requirements, as needed. Aggregate purchases in fiscal 2008 were approximately $703,000.

Wing and a Prayer, Incorporated

We lease aircraft from Wing and a Prayer, a company owned by Mr. Ellison. The aggregate payment amount for our use of the aircraft in fiscal 2008 was approximately $221,000. The Independence Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to Oracle. Certain lawsuits we are involved in are discussed under Note 15 in Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2008, all the Reporting Persons complied with all applicable filing requirements.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director.

Directors

The following incumbent directors are being nominated for re-election by our Board, including our Chief Executive Officer and our other executive officers on our Board: Jeffrey O. Henley, Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jack F. Kemp, Jeffrey S. Berg, Safra A. Catz, Hector Garcia-Molina, H. Raymond Bingham, Charles E. Phillips, Jr., Naomi O. Seligman, George H. Conrades and Bruce R. Chizen. Please see “Incumbent Directors” on page 7 of this proxy statement for information concerning each of our incumbent directors.

Required Vote

Directors are elected by a plurality of votes cast. Our majority voting policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our majority voting policy for directors are set forth in our Corporate Governance Guidelines.

The Board of Directors recommends a vote
FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADOPTION OF THE FISCAL YEAR 2009 EXECUTIVE BONUS PLAN

On August 14, 2008, the Compensation Committee unanimously approved the adoption of the Fiscal Year 2009 Executive Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to the stockholders at the Annual Meeting. If the Bonus Plan is not approved by stockholders, targets under the Bonus Plan set by the Compensation Committee on August 14, 2008, will be null and void, and no payments relating to those targets may be made. We may also pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible.

The purpose of the Bonus Plan is to motivate certain executives to achieve our financial performance objectives and to reward them when those objectives are met.

Required Vote

Approval of the adoption of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote FOR
approval of adoption of the Fiscal Year 2009 Executive Bonus Plan.

Description of the Fiscal Year 2009 Executive Bonus Plan

Eligibility.  Participants in the Bonus Plan are chosen solely at the discretion of the Compensation Committee. Our Chairman, Chief Executive Officer, our Presidents and all of our Executive Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of August 14, 2008, there were 10 persons chosen to participate for fiscal 2009. No person is automatically entitled to participate in the Bonus Plan in any bonus plan year. We may however pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible. However, no employee has a guaranteed right to such discretionary compensation as a substitute for a performance award in the event that performance targets are not met or that stockholders fail to approve the material terms of the Bonus Plan.

History.  The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our executives, on August 14, 2008.

Purpose.  The purpose of the Bonus Plan is to motivate the participants to achieve our financial performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible by us to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration.  The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

Determination of Awards.  Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment, in fiscal 2009, and certification of, certain performance criteria established by the Compensation Committee. For fiscal 2009:

(a)	Mr. Ellison, our Chief Executive Officer; Mr. Henley, our Chairman of the Board; Ms. Catz, a President and our Chief Financial Officer; and Mr. Phillips, a President, will each receive an award based on Oracle’s improvement in its pre-tax profit on a non-GAAP basis from fiscal 2008 to fiscal 2009;

(b)	each Executive Vice President directly responsible for sales and consulting (collectively, the “Sales and Consulting Participants”) will receive an award based upon growth in license revenues, On Demand bookings (i.e., amounts associated with contracts signed) and customer relationship management On

Demand revenues in their respective areas of responsibility from fiscal 2008 to fiscal 2009 and upon reaching and exceeding targets with respect to licensing, On Demand and consulting margins in their respective areas of responsibility for fiscal 2009; and

(c)	each Executive Vice President not directly responsible for sales or consulting will receive an award based on the amount by which revenue growth in their respective areas of responsibility from fiscal 2008 to fiscal 2009 exceeded the expense growth of their respective areas of responsibility from fiscal 2008 to fiscal 2009.

The Compensation Committee adopted the performance measures on August 14, 2008, within 90 days after the start of fiscal 2009. Each Sales and Consulting Participant’s total bonus amount under the Bonus Plan is calculated by summing the applicable individual bonuses for each performance measure. For all participants, the applicable individual bonus for their performance measure or measures is related to the amount by which the target for each performance measure is exceeded or missed. If the individual performance target bonus calculation results in a negative number, the individual bonus for such performance measure is zero. The details of each of the formulas with respect to the criteria have not been included in this proxy statement in order to maintain the confidentiality of our revenue, profit, expense and/or margin expectations, which we believe are confidential commercial or business information, the disclosure of which would adversely affect Oracle. In the event of the termination or resignation of a participant during fiscal 2009, we may have the person who assumes the responsibilities of that participant assume the same bonus structure as that participant, but adjusted, as determined by the Compensation Committee, to take into account that such person did not serve in that capacity for the entire fiscal year.

Payment of Awards.  All awards will be paid by August 15, 2009, unless a participant has requested to defer receipt of an award in accordance with the Oracle’s Deferred Compensation Plan.

Maximum Award.  The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan for fiscal 2009 would be $13,623,000. The maximum bonus payment that any other participant may receive under the Bonus Plan for fiscal 2009 is based on a fixed multiple of a target bonus for such participant and would be less than the maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan.

Amendment and Termination.  The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any award granted thereunder, so long as stockholder approval has been obtained, if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Termination of Employment.  In order to be eligible for an award under the Bonus Plan, a participant must be actively employed by us through the date of payment. If a participant’s employment with us terminates for any reason prior to such date of payment, the participant will not be eligible for any award under the Bonus Plan, and no award under the Bonus Plan will be paid to the participant (determined without regard to any election by a participant to defer receipt of an award).

Federal Income Tax Consequences.  Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Oracle. In the event that a participant has requested to defer receipt of an award, FICA taxes will be applied in the year the award is deferred, and income tax withholding will be collected in the year of ultimate payment. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of nonperformance-related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.

Bonus Plan Benefits

Payments under the Bonus Plan will be based on actual performance during fiscal 2009, and so amounts payable cannot be determined. The following table provides certain summary information concerning dollar amounts of bonus plan benefits that would have been paid to our named executive officers and certain other groups for fiscal 2008 if the Bonus Plan had been in effect during fiscal 2008.

Name and Principal Position	Dollar Value ($)

Lawrence J. Ellison Chief Executive Officer	$10,893,000
Safra A. Catz President and Chief Financial Officer	$6,536,000
Charles E. Phillips, Jr. President	$6,536,000
Keith G. Block Executive Vice President, North America Sales and Consulting	$3,852,000
Charles A. Rozwat Executive Vice President, Product Development	$4,590,000

Executive Group (10 persons)	$40,451,000

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our F&A Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2009. Representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

In deciding to engage E&Y, our F&A Committee reviewed, among other factors, auditor independence issues raised by commercial relationships we have with the other major accounting firms. We have no commercial relationship with E&Y that would impair their independence.

The F&A Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Committees, Membership and Meetings” starting at page 9 and “Report of the Finance and Audit Committee of the Board of Directors” at page 40.

Pre-approval Policy and Procedures.  We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by E&Y. The current policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by E&Y without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”

The F&A Committee pre-approved all audit and non-audit fees of E&Y during fiscal 2008.

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal years 2008 and 2007 by E&Y:

Fees	2008	2007

Audit Fees(1)	$14,458,850	$13,090,060
Audit Related Fees(2)	319,000	318,500
Tax Fees(3)	405,000	944,000
All Other Fees(4)	26,130	17,465

TOTAL FEES	$15,208,980	$14,370,025

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)	Audit related fees for fiscal 2008 and fiscal 2007 consisted of services with respect to the Statement of Auditing Standards No. 70 examinations related to our On Demand business and acquired entities.

(3)	Tax fees for fiscal 2008 consisted principally of transfer pricing related services as well as tax compliance and advisory services for entities acquired by Oracle. Tax fees for fiscal 2007 consisted principally of tax compliance and advisory services for acquired entities.

(4)	All other fees for fiscal 2008 and fiscal 2007 consisted principally of subscriptions to Ernst & Young’s online research tool. Fiscal 2008 fees also included training courses and conferences.

Required Vote

The ratification of the selection of E&Y requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote FOR the
ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL ON ADVISORY VOTE ON EXECUTIVE COMPENSATION

This year, The Marianist Province of the United States, 144 Beach 111th Street, Rockaway Park, NY, 11964 (the “Proponent”), who has represented that it held 90,075 shares of common stock as of May 15, 2008, has notified us that a representative intends to present the proposal set forth in quotes below (the “Stockholder Proposal”) at the Annual Meeting.

The Board of Directors opposes the following Stockholder Proposal for the reasons stated after the Stockholder Proposal.

“RESOLVED:  That shareholders of Oracle Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT:  Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging 43% support. In 2007-08 the vast majority received votes in the 40-49% range, a strong indication of shareholder support for this reform.

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. Furthermore a bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

Aflac presented a resolution to investors in 2008 and six other companies have also agreed to votes. The Aflac vote was 93% in favor, indicating strong investor support for a reasonable compensation package. TIAA-CREF, the world’s largest pension fund, held an Advisory Vote in 2007 reporting it provided helpful feedback.

In our view Oracle’s senior executive compensation raises questions about if it is structured in shareholders’ best interests. For example, in 2007 CEO Ellison received 7 million new options on top of 46 million options he already held.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages except to write the company.

Investors wishing to register opposition to a pay package(s) are forced to withhold votes from compensation committee members standing for reelection, a blunt and insufficient instrument for registering dissatisfaction.

We believe a company that has a clearly explained compensation philosophy and metrics, a reasonable link of pay for performance and communicates effectively to investors will find a management sponsored Advisory Vote a helpful tool.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process.”

STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

After careful review, we oppose the adoption of this proposal submitted by the proponent. We recognize that executive compensation is an important matter to our stockholders and have a strong record of responsiveness to stockholder concerns. However, we believe that a retroactive advisory vote on executive compensation would provide an ineffective and potentially counter-productive means for our stockholders to express their views on this important subject.

Oracle is committed to director accountability in setting executive compensation and has implemented policies, practices and procedures in support of that commitment. Our Compensation Committee, which consists entirely of independent directors, meets regularly (10 times in fiscal 2008) to review and set executive compensation, and to monitor the effectiveness of our compensation programs. The Committee also retains an outside compensation consulting firm and regularly seeks its advice and assistance as part of the Committee’s review and approval process. As described in the “Compensation Discussion & Analysis” section of this proxy statement, the objectives of our compensation program are to attract and retain highly talented and productive executives, provide incentives for superior performance, and align the interests of our executive officers with those of our stockholders. We believe that our Compensation Committee is in the best position to assess these matters and to make informed judgments as to which practices and procedures are most likely to promote the interests of Oracle and our stockholders.

In addition, as described under the “Corporate Governance” section of this proxy statement, we have established open lines of communication between our stockholders and members of the Board of Directors (including members of the Compensation Committee) through which our stockholders can provide specific input on all of our practices and procedures, including executive compensation. We believe that these existing measures are more effective and already provide any benefit that might otherwise arise under the retroactive advisory vote on executive compensation proposed by the proponent.

We believe that an advisory vote on executive compensation may also be contrary to the best interests of our stockholders. Our “results-oriented” executive compensation program seeks to attract, motivate and retain talented and productive executives in a competitive industry. The determination of executive compensation is influenced by a range of complex factors, which includes consideration of both public and confidential information about our business. It is important that the Compensation Committee retains the flexibility to design incentive programs that appropriately balance these influences and we believe that an advisory vote could constrain their ability to do so. A retroactive “yes” or “no” advisory vote is a relatively ineffective mechanism for registering stockholder concerns and would not provide meaningful insight into specific stockholder views. We believe that open communication between stockholders and the Board of Directors is a more effective method of expressing support or criticism of our executive compensation practices, as it allows stockholders to voice specific observations and provide meaningful input.

We do not believe that an advisory vote would change the content of our disclosure with respect to executive compensation or have any legal consequence on any compensation arrangement. However, adopting this practice could negatively affect us by creating the impression that compensation opportunities at Oracle could be limited or negatively affected by this practice, while opportunities at our competitors would not be similarly constrained. Accordingly, we are concerned that adopting this proposal could put Oracle at a competitive disadvantage.

The Compensation Committee exercises considerable care and discipline in determining and disclosing executive compensation and remains committed to doing so in the future. We also seek to provide clear and concise disclosure regarding our executive compensation program and philosophy. We do not believe the advisory vote called for by this proposal would enhance our governance practices, improve communication with stockholders or affect the content of our disclosures regarding executive compensation. In fact, we believe such an advisory vote will run counter to the best interests of our stockholders by constraining our efforts to attract, motivate and retain talented and productive executive officers focused on improving our long-term performance.

For the reasons set forth above, the Board of Directors recommends a vote AGAINST adoption of the Stockholder Proposal.

Required Vote

The adoption of the Stockholder Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

The Board of Directors recommends a vote AGAINST adoption of the
Advisory Vote on Executive Compensation.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Our bylaws contain procedures governing how stockholders can propose business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in our annual proxy materials. For a description of the procedures in our bylaws governing how stockholders can nominate candidates to our Board, see the section in this proxy statement titled “Nomination of Directors—Stockholder Nominations and Bylaw Procedures.” A description of the procedures governing the proposal of other business follows.

Notice Requirements.  A stockholder must provide a brief description of the other business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in our bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

Notice Deadlines.  Stockholder proposals for inclusion in our proxy materials relating to our 2009 Annual Meeting must be received by April 27, 2009 in accordance with Rule 14a-8.

If a stockholder wants to submit a proposal for the 2009 Annual Meeting but does not want to include it in our proxy materials, written notice of such stockholder proposal of other business must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. These deadlines are set forth in our bylaws. Therefore, if a stockholder wants to submit a proposal for the 2009 Annual Meeting but does not want to include it in our proxy materials, such stockholder proposals will need to be delivered in writing between April 27, 2009, and May 27, 2009, unless our 2009 Annual Meeting takes place before September 10, 2009, or after November 9, 2009. If this were to occur, stockholder proposals would need to be delivered before the later of 90 days before the date of the 2009 Annual Meeting or the 10th day following the announcement of the date of the 2009 Annual Meeting.

If stockholders do not comply with these bylaw notice deadlines, we reserve the right not to submit the stockholder proposals to a vote at our annual meetings. If we are not notified of a stockholder proposal by May 27, 2009, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Where to Send Notice.  Stockholder proposals must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or must be faxed to her at 1-650-506-3055, with a confirmation copy sent by mail.

At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholders should carefully review our bylaws and Rule 14a-8 to ensure that they have satisfied all of the requirements necessary to propose other business at a stockholder meeting and, if desired, to include a stockholder proposal in our annual proxy materials. Our bylaws are posted on our website under “Oracle Information—Corporate Governance” at www.oracle.com/investor.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice. As to any business that may properly come before the meeting, however, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our Notice and, as applicable, a printed annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholders in your household wish to receive a separate Notice, and if applicable, annual report and proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple Notices, annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

DORIAN DALEY
Senior Vice President, General Counsel and Secretary

All stockholders are urged to vote electronically via the Internet or by telephone or, if you requested paper copies of the proxy materials, complete, sign, date and return the proxy card or voting instruction card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

APPENDIX A

CHARTER OF THE
FINANCE AND AUDIT COMMITTEE OF
THE ORACLE CORPORATION BOARD OF DIRECTORS
(As last amended by the Board of Directors on July 13, 2008)

I.	PURPOSE

The primary function of the Finance and Audit Committee (the “Committee”) is to provide advice with respect to the Corporation’s financial matters, to oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation, to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance, and to evaluate merger and acquisition transactions and investment transactions proposed by the Corporation’s management. Consistent with this function, the Committee endeavors to encourage continuous improvement of, and foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems;

•	review and appraise the audit efforts of the Corporation’s independent accountants and internal audit department;

•	evaluate the Corporation’s quarterly financial performance as well as its compliance with laws and regulations;

•	oversee management’s establishment and enforcement of financial policies and business practices that are designed to manage business and financial risk and to comply with significant legal, regulatory and ethical requirements;

•	provide an open avenue of communication among the independent accountants, financial and senior management, counsel, the internal audit department, and the Board of Directors; and

•	review and, in its discretion, approve merger and acquisition and investment transactions proposed by the Corporation’s management.

Section IV of this Charter sets forth the primary responsibilities and duties of the Committee. The Committee may, in its discretion, also review reports from management on other finance, legal and administrative issues to the extent that it deems appropriate or necessary.

II.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. An independent director for purposes of the Committee is a director who:

1. Is not and has not been employed by the Corporation for at least three years;

2.	Has not accepted, nor has a family member who has accepted, any compensation from the Corporation in excess of $100,000 during any twelve consecutive months within the three years preceding any determination of independence, other than compensation for board service, compensation paid to a family member who is an employee (other than an executive officer) of the Corporation, benefits under a tax-qualified retirement plan or non-discretionary compensation;

3.	Does not have a family member who is, or during the past three years was, employed by the Corporation as an executive officer;

4.	Is not, nor has any family member of the director who is, a partner (other than a limited partner) in, or controlling shareholder or executive officer of, any organization to which the Corporation made, or from which the Corporation received, payments for property or services (other than those arising solely from investments in the Corporation’s securities or made under non-discretionary charitable contribution matching programs) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the prior three fiscal years;

5.	Is not, nor has any family member who is, employed as an executive officer of another entity for which any of the Corporation’s executive officers presently serves as a compensation committee member or has done so during the past three years;

6.	Is not and was not, nor has any family member of the director who is or was, a partner or employee of the Corporation’s outside auditor and worked on the Corporation’s audit engagement during any of the past three fiscal years;

7.	Does not accept any consulting, advisory or other compensatory fee, either directly or indirectly, other than in the member’s capacity as a board or committee member or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Corporation that are not contingent upon continued service; or

8.	Is not an affiliated person of the Corporation, other than via board membership.

For purposes of this Section II, references to the Corporation include any parent or subsidiary of the Corporation. The term “parent or subsidiary” is intended to cover entities the Corporation controls and consolidates with its financial statements as filed with the United States Securities and Exchange Commission (but not if the Corporation reflects such entity solely as an investment in its financial statements). The term “executive officer” means those officers covered in Rule 16a-1(f) under the Securities Exchange Act of 1934. The term “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home, with references to “marriage” intended to capture relationships (parents, children and siblings) that arise as a result of marriage, such as “in-law” relationships.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have past employment experience in accounting or related financial management, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The management will update the Committee on relevant current accounting topics and otherwise assist the Committee in maintaining an appropriate level of financial literacy.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board. Each member of the Committee shall serve until the next annual organizational meeting of the Board or until his or her successor has been duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall hold such regular meetings as may be necessary, but not less than quarterly, and such special meetings as may be called by the Chairman of the Committee. As part of its effort to foster open communication, the Committee shall meet annually (or more frequently as it deems appropriate) with management, the general counsel, the head of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with IV.4 below. The Committee shall maintain minutes of all of its meetings and will report its activities to the Board at each Board meeting.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

1.	Review this Charter periodically, at least annually, and update as conditions dictate. Submit the Charter to the Board of Directors for approval and have the Charter published at least every three years in the Corporation’s proxy statement.

2.	Review the Corporation’s quarterly financial statements and any other reports or financial information deemed appropriate by the Committee, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the internal audit department and management’s response to such reports.

4.	Review with financial management of the Corporation the Form 10-Qs and the Form 10-Ks prior to filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

5.	Prepare a report to be included in the Corporation’s proxy statement for each annual meeting that discloses whether the Committee has reviewed the financial statements with management and discussed Statement on Auditing Standards No. 61 (Communicating with Audit Committees) as amended (AICPA, Professional Standards, Vol.1. AU § 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T and Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as adopted by the PCAOB in Rule 3600T with the independent accountants, and if it has recommended to the Board of Directors that the audited financial statements be included in the Form 10-K.

Control Processes

6.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal audit department.

7.	Establish regular and separate systems of reporting to the Committee by management, the independent accountants, and the internal auditors regarding management’s preparation of the financial statements.

8.	Review with management and the independent accountants on an annual basis, the Corporation’s critical accounting policies.

9.	Review the disclosures made by the Corporation’s principal executive officer and principal financial officers regarding compliance with their certification requirements under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Corporation’s internal controls for financial reporting and disclosure controls and procedures.

10.	Review with management and the independent accountants at the completion of the annual examination:

•	the Corporation’s annual financial statements and related footnotes;

•	the independent accountants’ audit of the financial statements and their report thereon;

•	any significant changes required in the independent accountants’ audit plan;

•	any serious difficulties or disputes with management encountered during the course of the audit;

•	the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details of material accruals and reserves; and

•	other matters related to the conduct of the audit that are communicated to the Committee under generally accepted auditing standards.

11.	Review any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

12.	Make and approve recommendations to change or improve the financial and accounting practices and evaluate their implementation.

Independent Accountants

13.	Recognizing that the independent accountants are ultimately accountable to the Committee and the Board of Directors, select the independent accountants, considering their independence and effectiveness. The Committee has the sole authority to appoint, retain and terminate the independent accountants of the Corporation, including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent accountants. The Committee must pre-approve all non-audit services to be provided by the Corporation’s independent accountants. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

14.	The Committee shall be directly responsible for the oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (subject, if applicable, to stockholder ratification). Each such accounting firm shall report directly to the Audit Committee.

15.	On an annual basis, the Committee shall receive from the independent accountants a formal written statement regarding the independent accountants’ independence and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

16.	On an annual basis, the Committee shall receive from the independent accountants a written report regarding the auditor’s internal quality control procedures and any major issues raised by internal or regulatory reviews.

17.	Review the performance of the independent accountants, including that of the lead partner, and discharge the independent accountants or lead partner when circumstances warrant.

18.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

19.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

20.	Review practices for the Corporation’s hiring of current or former employees of the independent accountants.

Internal Auditors

21.	Review and evaluate the process used in establishing the annual internal audit plan.

22.	Consider, in consultation with the head of internal audit, the audit scope and role of the internal auditors.

23.	Review and evaluate the scope, risk assessment, and nature of the internal auditors’ plan and any subsequent changes, including whether or not the internal auditors’ plan is sufficiently linked to the Corporation’s overall business objectives and management’s success and risk factors.

24.	Consider and review with management and the head of internal audit:

•	significant findings during the year and management’s responses thereto, including the timetable for implementation of the recommendations to correct weaknesses in internal control;

•	any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to required information;

•	any changes required in the planned scope of the audit plan of the internal audit department; and

•	the internal audit department’s budget, staffing, qualifications and performance.

25.	At least annually, the Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Corporation, including the objectivity of such officer or officers, and shall convey its findings and conclusions to management.

Acquisition Transactions and Investment Transactions

26.	The Committee shall consider acquisition and investment candidates identified by the Corporation’s management.

Miscellaneous

27.	Oversee the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Conduct and Business Ethics and receive reports from the Chief Compliance Officer.

28.	Establish Procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

29.	Ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

30.	Perform any other activities consistent with this Charter, the Corporation’s By-laws, and governing law as the Committee or the Board deems necessary or appropriate.

31.	The Committee shall have the power to hire legal, financial or other advisors as they may deem necessary in their best judgment with due regard to cost, without the need to obtain the prior approval of any officer of the Corporation. The secretary of the Corporation will arrange for payment of the invoices of any such third party.

32.	In connection with its oversight responsibilities, the Committee shall be directly responsible for the resolution of disagreements between management and the independent accountants regarding the Corporation’s financial reporting.

The Committee’s function is one of oversight and, therefore, the Committee does not serve to relieve the Corporation’s management of its responsibility to prepare accurate and fairly presented financial statements in accordance with generally accepted accounting principles. Although the Committee is directly responsible for the appointment, compensation, retention and oversight of the independent accountants, the Committee’s function does not relieve the independent accountants of their responsibilities relating to the audit or review of the Corporation’s financial statements. It is not the duty of the Committee to conduct investigations, or to assure compliance with regulations, laws or the Corporation’s business practices or code of ethics. Furthermore, while the Committee is responsible for reviewing the Corporation’s policies and practices with respect to risk assessment and management, it is the responsibility of the principal executive officer and senior management to determine the appropriate level of the Corporation’s exposure to risk.

Oracle Corporation 2008 Annual Meeting of Stockholders

October 10, 2008

10:00 a.m., Pacific Time

Oracle Corporation Conference Center
350 Oracle Parkway
Redwood City, California 94065

4290-PS08	C16290-01

ATTN: INVESTOR RELATIONS 500 ORACLE PARKWAY MAIL STOP 5OP6 REDWOOD SHORES, CA 94065	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (8:59 P.M. Pacific Time) the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Oracle Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (8:59 P.M. Pacific Time) the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oracle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ORCLE1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORACLE CORPORATION

The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.	☐	☐	☐

Vote On Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line above.

1.	ELECTION OF DIRECTORS

Nominees: 01) Jeffrey O. Henley, 02) Lawrence J. Ellison, 03) Donald L. Lucas, 04) Michael J. Boskin, 05) Jack F. Kemp, 06) Jeffrey S. Berg, 07) Safra A. Catz, 08) Hector Garcia-Molina, 09) H. Raymond Bingham, 10) Charles E. Phillips, Jr., 11) Naomi O. Seligman, 12) George H. Conrades, and 13) Bruce R. Chizen

Vote on Proposals	For	Against	Abstain

2. PROPOSAL FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2009 EXECUTIVE BONUS PLAN.	☐	☐	☐

3. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2009.	☐	☐	☐

4. STOCKHOLDER PROPOSAL ON ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

Please sign exactly as the name or names appear(s) on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Electronic Voting Alternatives

Are you voting electronically? This year? Next year?
Although you received your proxy materials by mail this year, you can still vote the shares conveniently by telephone or by the Internet. Please see the reverse side for instructions.

Additionally, you can choose to receive next year’s proxy materials (Form 10-K, proxy statement, and voting form) electronically via e-mail. If you wish to accept this offer, you will need to provide your e-mail address and the last 4 digits of your Social Security number before you click the final submission button as you cast your vote this year on the Internet at http://www.proxyvote.com. By choosing to become one of Oracle’s electronic recipients, you help support Oracle in its efforts to reduce printing and postage costs and conserve natural resources.

If you choose the option of electronic delivery of proxy materials and voting via the Internet, you will receive an e-mail before the next annual stockholders’ meeting, notifying you of the website containing both the proxy statement and Form 10-K to be viewed before casting your vote at http://www.proxyvote.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ORACLE CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 10, 2008
     The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DORIAN DALEY, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Friday, October 10, 2008, at 10:00 a.m., in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE THIRTEEN DIRECTOR NOMINEES FOR ELECTION, FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2009 EXECUTIVE BONUS PLAN, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP, AND AGAINST THE STOCKHOLDER PROPOSAL ON ADVISORY VOTE ON EXECUTIVE COMPENSATION.